FOR IMMEDIATE RELEASE

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND
SUCCESSFULLY PRICES PRIVATE OFFERING OF PREFERRED SECURITIES AND
APPOINTS GREGORY A. GIZZI AS CO-MANAGER

PHILADELPHIA, March 15, 2012 - Delaware Investments National Municipal Income Fund
(AMEX: VFL) (the "Fund") today announced that it has successfully priced a private offering, as defined pursuant to Rule 144A under the Securities Act of 1933, of approximately $30 million of
Series 2017 Variable Rate MuniFund Term Preferred Shares ("VMTP"). The net proceeds from the offering will be invested in accordance with the Fund's investment objective.

VMTP is a floating-rate form of preferred stock with a mandatory term redemption. The mandatory term redemption date for the offering is April 1, 2017. VMTP dividends will be set weekly at a fixed spread to the Securities Industry and Financial Markets Association Municipal
Swap Index (SIFMA). VMTP shares represent the preferred stock of the Fund and are senior, with priority in all respects, to the Fund's common shares as to payments of dividends.

In addition, Delaware Investments announced today that Gregory A. Gizzi has been appointed as a co-manager for the Fund. Mr. Gizzi joins Joseph R. Baxter, Stephen J. Czepiel, and Denise
A. Franchetti in making day-to-day investment decisions for the Fund.

Gregory A. Gizzi, Vice President, Portfolio Manager, Head of Convertible Bond and Municipal
Bond Trading, is a member of the firm's municipal fixed income portfolio management team and municipal trading team, and head of the municipal bond trading staff. Additionally, Gizzi serves as portfolio manager and head of the convertible bond trading staff. Before joining Delaware
Investments in January 2008 as head of municipal bond trading, he spent six years as a vice president at Lehman Brothers for the firm's tax-exempt institutional sales effort. Prior to that, he spent two years trading corporate bonds for UBS before joining Lehman Brothers in a sales capacity. Gizzi has more than 20 years of trading experience in the municipal securities industry, beginning at Kidder Peabody in 1984, where he started as a municipal bond trader and worked his way up to institutional block trading desk manager. He later served in the same capacity at Dillon Read. Gizzi earned his bachelor's degree in economics from Harvard
University.

The Fund is a closed-end fund managed by Delaware Management Company, a series of
Delaware Management Business Trust.

The investment objective of the Fund is to provide current income exempt from regular federal income tax consistent with the preservation of capital. As of Feb. 29, 2012, the Fund had total managed assets of $63.9 million. At that time, the Fund did not have any outstanding preferred shares. In the event the Fund had outstanding preferred shares in the amount of the Series
2017 VMTP shares, then the pro forma managed assets would have been $93.9 million, including the $30 million attributable to the Series 2017 VMTP shares.

This document is not an offer to sell any security and is not soliciting an offer to buy any security.

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About Delaware Investments
Delaware Investments, a member of Macquarie Group, is a global asset management firm that offers a wide variety of equity and fixed income solutions for individual and institutional investors. Through teams of disciplined and talented investment professionals, the firm is committed to delivering long-term, consistent performance. In an ever-changing global marketplace, Delaware Investments, with more than US $165 billion in assets under management as of Dec. 31, 2011, has helped its clients move steadily forward for more than 80 years. Delaware Investments is supported by the resources of Macquarie Group (ASX: MQG;
ADR: MQBKY), a global provider of asset management, investment, banking, financial and advisory services with approximately US $317 billion in assets under management as of Sept.
30, 2011.

Delaware Investments is the marketing name for Delaware Management Holdings, Inc. and its subsidiaries. Advisory services provided by Delaware Management Business Trust, a registered investment advisor. Macquarie Group refers to Macquarie Group Limited and its subsidiaries and affiliates worldwide. For more information about Delaware Investments, visit
www.delawareinvestments.com or call 800 523-1918.

Investments in the Fund are not and will not be deposits with or liabilities of Macquarie Bank
Limited ABN 46 008 583 542 and its holding companies, including their subsidiaries or related companies (the "Macquarie Group"), and are subject to investment risk, including possible delays in repayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the Fund, the repayment of capital from the
Fund, or any particular rate of return.

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Media Contact
Media Contact
Marlene Petter
Delaware Investments
215 255-1427
Paula Chirhart
Macquarie Group
212 231-1310

(c) 2012 Delaware Management Holdings, Inc.

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